Exhibit 10.7

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is by and between Gulf Island Fabrication, Inc. (“Gulf Island”) and <<Participant Name>> (the “Participant”).

WHEREAS, Gulf Island has adopted the Amended and Restated 2015 Stock Incentive Plan (the “Plan”), under which the Compensation Committee (the “Committee”) of the Board of Directors of Gulf Island, or its delegee, may, among other things, grant restricted stock units payable in shares of Gulf Island common stock, no par value per share (the “Common Stock”), to officers and key employees of Gulf Island or its subsidiaries (collectively, the “Company”); and

WHEREAS, the Committee believes that entering into this Agreement with the Participant is consistent with the purpose for which the Plan was adopted.

NOW, THEREFORE, Gulf Island and the Participant hereby agree as follows:

1.
AWARD OF RESTRICTED STOCK UNITS

1.1On <<Grant Date>> (the “Date of Grant”), and upon the terms and conditions of the Plan and this Agreement, and in consideration of services rendered, Gulf Island awarded (the “RSU Award”) to the Participant <<Grant Amount>> restricted stock units (the “RSUs”), that shall vest, subject to Sections 2 and 4 hereof, on the following dates (each a “Vesting Date”):

Scheduled Vesting Date	Amount of RSUs To Vest
First Anniversary of Date of Grant	33%
Second Anniversary of Date of Grant	33%
Third Anniversary of Date of Grant	Remaining balance

2.
TERMS OF

RESTRICTED STOCK UNITS

2.1Each RSU represents the right to receive from Gulf Island, upon vesting, one share of Common Stock, free of any restrictions.

2.2The RSUs may not be sold, assigned, donated, transferred, exchanged, pledged, hypothecated or otherwise encumbered.  The Participant shall have no rights, including but not limited to, voting and dividend rights, in the shares of Common Stock underlying the RSUs unless and until such shares are issued to the Participant, or as otherwise provided in this Agreement.

2.3If the RSUs have not already vested in accordance with Section 1.1 above, the RSUs shall vest and all restrictions set forth in Section 2.2 shall lapse, if there has been a Change of Control, and within one year following such Change of Control the Participant’s employment with the Company is terminated by the Company without Cause or by such participant with Good Reason, as further described in Section 12.10 of the Plan.

3.
ISSUANCE OF SHARES UPON VESTING

3.1As soon as practicable after each Vesting Date, but no later than 30 days from such date, Gulf Island will credit the Participant’s brokerage account with the shares of Common Stock issuable upon vesting.  If the Participant has not established a brokerage account, the shares will be held by Gulf Island’s transfer agent until such time as the Participant opens an account.

3.2Upon issuance of such shares of Common Stock, the Participant is free to hold or dispose of such shares, subject to applicable securities laws and any internal policy then in effect and applicable to the Participant, such as Gulf Island’s Insider Trading Policy.

4.
TERMINATION OF EMPLOYMENT

If the Participant’s employment terminates for any reason prior to the vesting of some or all of the RSUs (except in connection with a Change of Control as described in Section 2.3 above and Section 12.10 of the Plan), all unvested RSUs granted hereunder shall immediately be forfeited.

5.
FORFEITURE OF AWARD

5.1If the Participant engages in grossly negligent conduct or intentional misconduct that either (a) requires the Company’s financial statements to be restated at any time beginning on the Date of Grant and ending on the third anniversary of the end of the final Vesting Date set forth in Section 1.1 or (b) results in an increase of the value of the RSUs upon vesting, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the difference between the shares of Common Stock received upon vesting during the three-year period following such conduct and the shares of Common Stock that would have been received based on the restated financial statements or absent the increase described in part (b) above (the “Excess Shares”).  All determinations regarding the amount of the Excess Shares shall be made solely by the Committee in good faith.

5.2The RSU Award granted hereunder is also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the United States Securities and Exchange Commission or national securities exchanges thereunder.

5.3If the Committee determines that the Participant owes any amount to the Company under Sections 5.1 or 5.2 above, the Participant shall return to the Company the Excess Shares (or the shares recoverable under Section 5.2) acquired by the Participant pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) or, if

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no longer held by the Participant, the Participant shall pay to the Company, without interest, all cash, securities or other assets received by the Participant upon the sale or transfer of such shares.  The Participant acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount owed from any amounts the Company owes the Participant from time to time for any reason (including without limitation amounts owed to the Participant as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay).  Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Participant owes it, the Participant hereby agrees to pay immediately the unpaid balance to the Company.

6.
WITHHOLDING TAXES; TAX TREATMENT

6.1At the time that all or any portion of the RSUs vest, the Participant must deliver to Gulf Island the amount of any taxes required by law to be withheld.  In accordance with the terms of the Plan, the Participant may satisfy the tax withholding obligation by delivering currently owned shares of Common Stock or by electing to have Gulf Island withhold from the shares of the Participant otherwise would receive hereunder shares of Common Stock having a value equal to the minimum amount required to be withheld (as determined under the Plan).

6.2The RSUs are intended to satisfy the short-term deferral exception to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted, construed and administered in accordance with such exception.  Notwithstanding anything in this Agreement to the contrary, if the RSUs constitute “deferred compensation” under Section 409A and the payout of the RSUs is accelerated pursuant to Section 2, a distribution of shares to the Participant shall be delayed for a period of six months after the Participant’s termination of employment, if the Participant is a key employee (as defined under Section 409A) and if so required pursuant to Section 409A.  If settlement of the RSUs is so delayed, the RSUs shall be settled within 30 days of the date that is the six-month anniversary of the Participant’s termination of employment. Notwithstanding any provision to the contrary herein, distributions to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Section 409A.  In no event shall a Participant, directly or indirectly, designate the calendar year of payment.

7.
ADDITIONAL CONDITIONS

Anything in this Agreement to the contrary notwithstanding, if at any time Gulf Island further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant hereto, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to Gulf Island.  Gulf Island agrees to

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use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.

8.
NO CONTRACT OF EMPLOYMENT INTENDED

Nothing in this Agreement shall confer upon the Participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Participant’s employment relationship with the Company at any time.

9.
BINDING EFFECT

This Agreement may not be transferred, assigned pledged or hypothecated in any manner at law or otherwise, other than by will or by the laws of descent and distribution, if applicable, and shall not be subject to execution, attachment or similar process.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and permitted successors.

10.
INCONSISTENT PROVISIONS

The RSUs granted hereby are subject to the terms, conditions, restrictions and other provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement.  If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.  The Participant acknowledges that a copy of the Plan and a prospectus summarizing the Plan was distributed or made available to the Participant and that the Participant was advised to review such materials prior to entering into this Agreement.  The Participant waives the right to claim that the provisions of the Plan are not binding upon the Participant and the Participant’s heirs, executors, administrators, legal representatives and successors.

11.
GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of the RSU Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of Harris County, Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this grant is made and/or to be performed.

12.
MISCELLANEOUS

12.1The Participant understands and acknowledges that he is one of a limited number of employees of the Company who have been selected to receive equity grants and that this grant is considered confidential information.  The Participant hereby covenants and agrees not to disclose the award of RSUs pursuant to this Agreement to any other person except (a) the

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Participant’s immediate family and legal or financial advisors who agree to maintain the confidentiality of this Agreement, (b) as required in connection with the administration of this Agreement and the Plan as it relates to this award or under applicable law, (c) to the extent the terms of this Agreement have been publicly disclosed by the Company and (d) as may be required pursuant to Section 16 of the Securities Exchange Act of 1934.

12.2The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement shall be final and binding on all persons.

12.3Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.  Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

12.4Each notice relating to this Agreement shall be in writing and delivered in person or by mail to Gulf Island at its office, 16225 Park Ten Place, Suite 300, Houston, Texas 77084, to the attention of the Secretary or at such other address as Gulf Island may specify in writing to the Participant by a notice delivered in accordance with this Section 12.4.  All notices to the Participant shall be delivered to the Participant’s address on file with the Company or at such other address as the Participant may specify in writing to the Secretary by a notice delivered in accordance with this Section 12.4 and Section 12.7.

12.5If any term or provision of this Agreement, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Participant and Gulf Island intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

12.6Gulf Island’s obligation under the Plan and this Agreement is an unsecured and unfunded promise to pay benefits that may be earned in the future.  Gulf Island shall have no obligation to set aside, earmark or invest any fund or money with which to pay its obligations under this Agreement.  The Participant or any successor in interest shall be and remain a general creditor of Gulf Island in the same manner as any other creditor having a general claim for matured and unpaid compensation.

12.7Gulf Island may, in its sole discretion, deliver any documents related to the Participant’s current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  By accepting the terms of this Agreement, the Participant hereby consents to receive such documents by electronic delivery

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and agrees to participate in the Plan through an online or electronic system established and maintained by Gulf Island or a third party designated by Gulf Island.

12.8The Participant must expressly accept the terms and conditions of this Agreement by executing this Agreement in a timely manner.  If the Participant does not accept the terms of this Agreement, this RSU Award is subject to cancellation.

13.
ENTIRE AGREEMENT; MODIFICATION; WAIVER

The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties hereto, including by electronic means as provided in Section 12.7.  Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the acceptance of the Agreement shall be void and ineffective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and effective on the Date of Grant.

Gulf Island Fabrication, Inc.

By:

Name:

Title:

{Insert name}

Participant

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